UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Strategic Transaction Bonus Agreements

On June 15, 2011, Grubb & Ellis Company (the “Company”) entered into (i) an agreement with Michael Rispoli, the Company’s Executive Vice President and Chief Financial Officer (the “Rispoli Agreement”), and (ii) an agreement with Matthew Engel, the Company’s Senior Vice President, Accounting & Finance/Chief Accounting Officer (the “Engel Agreement”, and together with the Rispoli Agreement, the “Agreements”), pursuant to which Messrs Rispoli and Engel are entitled to receive bonuses in connection with certain strategic transactions involving the Company and/or certain of its subsidiaries.

Under the Agreements, Messrs Rispoli and Engel are entitled to receive, in the aggregate, $325,000 and $300,000, respectively (each, a “Strategic Transaction Payment”). Pursuant to the terms of the Rispoli Agreement, Mr. Rispoli received $25,000, to be applied towards his Strategic Transaction Payment, upon the execution of his agreement in recognition of his efforts in connection with the Company’s subsidiary, Grubb & Ellis Alesco Global Advisors, LLC (“GBE Alesco”), entering into that certain asset purchase agreement with Lazard Asset Management LLC. The timing of the payment by the Company of each of Mr. Engel’s Strategic Transaction Payment and the remainder of Mr. Rispoli’s Strategic Transaction Payment depends upon the timing of the occurrence of the closing of one or more strategic transactions involving (i) Daymark Realty Advisors, Inc., NNN Realty Advisors, Inc., Grubb & Ellis Realty Investors, LLC or Triple Net Properties Realty, Inc. (each, subsidiaries of the Company and collectively referred to herein as, the “Daymark Entities”) and/or (ii) the Company itself.

In addition, each of Messrs Rispoli and Engel would be entitled to a one-time payment in an amount equal to the entire Strategic Transaction Payment, irrespective of any portion of the Strategic Transaction Payment that either may have already received, in the event either of them is terminated by the Company without cause or as a result of death or disability or voluntary resignation from the Company for good reason prior to the closing of a strategic transaction involving the Company.

The foregoing is a summary of the material terms and conditions of each of the Agreements and does not purport to be a complete discussion of the Agreements. Accordingly, the foregoing is qualified in its entirety by reference to the full texts of the Agreements, which are filed as Exhibits 10.1 and 10.2, respectively, hereto.

Van Berkel Guaranteed Bonus

On June 17, 2011, the Company’s Board of Directors (the “Board”) approved the proration of Jacob Van Berkel’s target bonus amount, which is equal to his annual base salary ($425,000), on a monthly basis beginning in June 2011 until the end of the year. In addition, the Board approved the acceleration of any unpaid amounts of this target bonus owed to Mr. Van Berkel upon the closing of a strategic transaction by the Company.

Item 8.01 Other Events

The Board determined, as permitted, not to declare the quarterly dividend to holders of its 12% Cumulative Participating Perpetual Convertible Preferred Stock (the “Preferred Stock”). This is the Company’s second consecutive missed dividend payment on the Preferred Stock, as a result of which, the dividend rate on the Preferred Stock will automatically increase by 0.50% of the initial liquidation preference per share of the Preferred Stock per quarter (up to a maximum aggregate increase of two percent (2%) of the initial liquidation preference per annum per share of the Preferred Stock) until cumulative dividends have been paid in full.

Item 9.01	Financial Statements and Exhibits.

(d)	The following are filed as Exhibits to this Current Report on Form 8-K:

10.1	Letter Agreement, between Michael Rispoli and Grubb & Ellis Company, dated June 15, 2010.

10.2	Letter Agreement, between Matthew Engel and Grubb & Ellis Company, dated June 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:	/s/ Michael J. Rispoli

Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Dated: June 21, 2011